Exhibit 8.2

FORM OF OPINION OF KPMG LLP

[—], 2012

Elan Corporation, plc

Treasury Building

Lower Grand Canal Street

Dublin 2, Ireland

Ladies and Gentlemen:

We have acted as a tax advisor to Elan Corporation, plc, an Irish public limited company (“Elan”), in connection with the separation of a substantial portion of the drug discovery business platform of Elan, pursuant to a “demerger” under Irish law in which Elan will contribute all of the shares of Neotope Biosciences Limited, an Irish private limited company, to Prothena Corporation plc, an Irish public limited company (“Prothena” and such transfer, the “Prothena Transfer”), in exchange for Prothena issuing directly to holders of Elan ordinary shares and Elan American Depositary Shares (collectively, the “Elan Shareholders”), on a pro rata basis, 100 percent of Prothena’s outstanding ordinary shares (such direct share issuance, the “Distribution”), and in which Elan Science One Limited, an Irish private limited company and a wholly owned subsidiary of Elan (“ES1”), will acquire 18 percent of Prothena’s outstanding ordinary shares through a share subscription in exchange for a cash payment to Prothena, as described in the Demerger Agreement, dated as of November 8, 2012, between Elan and Prothena (the “Demerger Agreement”) (all capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Demerger Agreement).

In rendering our opinion set forth below, we have examined and relied upon, with your permission and without independent investigation or verification, the accuracy and completeness, of the facts, information, representations, covenants and agreements contained in the originals or copies, certified or otherwise identified to our satisfaction, of (i) the representation letter of Elan and Prothena with respect to the Prothena Transfer, Distribution and certain related transactions, addressed to us and dated as of the date hereof (the “Representation Letter”); (ii) the (a) Demerger Agreement, and (b) Subscription and Registration Rights Agreement, dated as of November 8, 2012, among Prothena, Elan and ES1, in each case, including any exhibits, attachments and amendments thereto (the documents described in (a)-(b) of this clause (ii), collectively, the “Agreements”, and the transactions to be consummated pursuant to the Agreements, collectively, the “Restructuring Transactions”); (iii) Form 10 of Prothena filed with the Securities and Exchange Commission (the “SEC”) on October 1, 2012, as amended or supplemented through the date hereof (the “SEC Filing”); (iv) Elan Corporation, plc Proposed Demerger of the Prothena Business to Prothena Corporation plc and Notice of Extraordinary General Meeting, dated as of November 13, 2012, as amended or supplemented through the date hereof; and (v) such other corporate records, agreements, documents and instruments (including with respect to the Pre-Demerger Restructuring) as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In addition, we have relied with your permission upon the accuracy and completeness, both initially and continuing as of the closing date of the completion of the Restructuring Transactions (the “Closing Date”), of certain facts, information, representations, covenants and agreements made by Elan, Prothena, and their Affiliates including those set forth in the Representation Letter and the form of Tax Matters Agreement. For the purpose of rendering our opinion, we have assumed with your permission that such facts, information, representations, covenants and agreements are, and will continue to be as of the Closing Date, true, correct and complete without regard to any qualification as to knowledge or belief. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to above and the statements, representations, covenants and agreements made by Elan, Prothena, and their Affiliates including those set forth in the Representation Letter and the form of Tax Matters Agreement. We have also made such other inquires as we have deemed necessary or appropriate to enable us to render the opinion set forth below.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic, electronic or facsimile copies, and the authenticity of the originals of such documents. We have assumed that the transactions contemplated by the Agreements and the SEC Filing have been consummated or will be consummated as applicable in accordance with the Agreements and the SEC Filing, and that none of the terms and conditions contained therein have been or will be waived or modified in any respect prior to the Closing Date.

In rendering our opinion, we have considered applicable provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant, in each case, in effect on the date hereof. It should be noted that such laws, Regulations, judicial decisions, administrative interpretations and other authorities are subject to change at any time and, in some circumstance, with retroactive effect. A change in any authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein, could affect our conclusions herein. Moreover, there can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based upon and subject to the foregoing and the assumptions and limitations set forth herein, it is our opinion that (i) the Prothena Transfer and Distribution should qualify as a reorganization pursuant to Section 368(a)(1)(D) of the Code, and (ii) the Distribution, as such, should qualify as a distribution of Prothena ordinary shares to Elan Shareholders pursuant to Section 355 of the Code.

This opinion is delivered to you in connection with the transactions referenced herein. Except as set forth above, we express no opinion to any party as to any tax consequences,

whether federal, state, local or foreign, of the Restructuring Transactions or any other transaction contemplated by the Restructuring Transactions. We hereby consent to the filing of this opinion as an exhibit to the SEC Filing and to the use of our name under the heading “Questions and Answers about the Separation and Distribution”, “Terms of the Separation and Distribution and Related Transactions—U.S. Federal Income Tax Consequences”, “Risk Factors—Risks Relating to the Separation and Distribution”, and “The Separation and Distribution and Related Transactions—Material U.S. Federal Income Tax Consequences of the Separation and Distribution and Related Transactions” in the SEC Filing. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the SEC.

This opinion is limited to the matters expressly stated herein and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

KPMG LLP